SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  April 29, 1996


Commission     Registrant, State of Incorporation,     I.R.S. Employer
File Number    Address and Telephone Number            Identification No.

1-11299        ENTERGY CORPORATION                         13-5550175
               (a Delaware corporation)
               639 Loyola Avenue
               New Orleans, Louisiana  70113
               Telephone (504)529-5262

1-2703         ENTERGY GULF STATES, INC.                   74-0662730
               (formerly Gulf States Utilities Company)
               (a Texas Corporation)
               350 Pine Street
               Beaumont, Texas  77701
               Telephone (409)838-6631

Item 5.   Other Events

          Entergy Corporation and Entergy Gulf States, Inc.
          The following press release was released on April 29, 1996:


         BANKRUPTCY TRUSTEE, RURAL UTILITIES SERVICE AND
   ENTERGY GULF STATES AGREE TO SETTLEMENT IN CAJUN BANKRUPTCY


     BATON ROUGE, La. -- The trustee in the Cajun Electric Power Cooperative bankruptcy, representatives of the Rural Utilities Service (RUS) and Entergy Gulf States (formerly Gulf States Utilities Company) have agreed to terms for a settlement of the River Bend issues in Cajun's bankruptcy case, it was announced today by the trustee and Entergy Gulf States.

     The settlement, which would be advanced independently of the reorganization plans proposed in the Cajun bankruptcy, is subject to further approvals within the United States Government, the Board of Directors of Entergy Corporation, the Federal Court hearing the case and appropriate regulatory agencies. The trustee will submit the proposal for approval to Judge Frank J. Polozola who has presided over much of the litigation to be settled.

     The three parties described their proposal as an equitable solution to the River Bend aspects of the Cajun case.

     "This settlement reflects a balanced approach to resolving these complex issues," said Trustee Ralph R. Mabey. "It is a solution that represents a true compromise which fairly treats each party."

     Under its key provisions, the settlement gives the RUS several options for disposing of Cajun's 30 percent ownership of the River Bend nuclear unit. It commits Cajun to fund its full share of the estimated decommissioning obligation for River Bend by setting aside the sum of $125 million in a decommissioning trust fund, regardless of the option the RUS chooses. It also provides for the release and forgiveness of substantial claims and potential claims by Entergy Gulf States against Cajun.

     Under the options provided in the settlement, the RUS may seek a buyer of Cajun's 30 percent interest in River Bend, take title to Cajun's interest in its own name, or forego both of these options and relinquish Cajun's interest at no cost to Entergy Gulf States, which owns the other 70 percent. Under all of these options, Cajun will be released from its unpaid past, present and future liability for River Bend costs and expenses.

     Another provision of the settlement allows Entergy Gulf States to recover all funds previously paid and to be paid by it into the registry of the Court at the time the settlement transaction becomes final. These funds have been accumulating from payments made by Entergy Gulf States, under a preliminary injunction entered by the Court, for its share of operations and maintenance expenses associated with its 42 percent share of the Big Cajun 2, Unit 3, coal-fired generating facilities, of which Cajun is the majority owner and operator.

     Other provisions of the settlement involve the mutual release and forgiveness of several hundred million dollars of claims among the parties. All litigation between Cajun and Entergy Gulf States would be dismissed and released, and a small portion of Cajun's transmission assets would be transferred to Entergy Gulf States. Entergy Gulf States would also release its claims against the RUS.

     Without waiving its claims against Cajun, the RUS would release its lien on the River Bend unit, which partially secures
Cajun's debt to the RUS.

     "Entergy Gulf States has accepted this settlement because it is comprehensive in nature and offers the most reasonable compromise amid the circumstances of the Cajun bankruptcy proceeding," said Michael G. Thompson, Entergy's senior vice president and general counsel. "We are hopeful that the Bankruptcy Court will accept the settlement and allow it to take effect."

     Speaking for the RUS, Program Advisor Larry A. Belluzzo said, "The settlement will allow the RUS to maximize the value of Cajun's interest in River Bend and end the years of litigation over the construction and operation of the River Bend plant."

     The settlement stipulates the transactions contemplated by the parties must be completed by June 1, 1997, unless regulatory approvals are pending at that time, in which case the trustee would ask the court to extend the deadline.

                                     SIGNATURE


              Pursuant to the requirements of the Securities
     Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             Entergy Corporation
                             Entergy Gulf States, Inc.



                         By:  /s/ Louis E. Buck, Jr.
                                 Louis E. Buck, Jr.
                                 Vice President and
                              Chief Accounting Officer



                             Entergy Gulf States, Inc.


                         By:  /s/ Louis E. Buck, Jr.
                                  Louis E. Buck, Jr.
                                   Vice President,
                              Chief Accounting Officer
                              and Assistant Secretary

     Dated:  April 30, 1996